Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 10, 2007

Contact: Peter Truell

(212) 412 7576

peter.truell@barclayscapital.com

Kristin Friel

(212) 412 7521

kristin.friel@barclayscapital.com

Christine Hudacko

(415) 597 2687

christine.hudacko@barclaysglobal.com

FOR IMMEDIATE RELEASE

IRS Ruling Provides Clarity to Investors in Barclays iPath® Currency Exchange Traded Notes

New York, NY (December 10, 2007) – Barclays Bank PLC announced today that a U.S. Internal Revenue Service ruling, issued on December 7, 2007, holds that any financial instrument linked to a single currency regardless of whether the instrument is privately offered, publicly offered or traded on an exchange, including an ETN, should be treated like debt for federal tax purposes. This means that any interest is taxable to investors, even though the interest is reinvested and not paid out until the holder sells any such financial instrument, including an ETN, or the contract, matures. It also means that gain or loss on sale or redemption will generally be ordinary, and investors will not be able to elect capital gain treatment.

The Revenue Ruling does not apply to ETNs that are linked to equities or commodities. The IRS also issued Notice 2008-2 asking for comments on the appropriate tax treatment of instruments described as prepaid forward contracts, which is how investors currently treat the equity and commodity ETNs for tax purposes.

The ruling provides guidance to the tax treatment of three iPath® currency ETNs (“iPath Currency ETNs”) — iPath® EUR/USD Exchange Rate ETN (ticker ERO), iPath® GBP/USD Exchange Rate ETN (ticker GBB), and iPath® JPY/USD Exchange Rate ETN (ticker JYN). Launched in May 2007, they are designed specifically to offer exposure to a single currency exchange rate relative to the US dollar. The products would be considered debt for federal tax purposes, even though the holder’s initial investment and repayment are made in U.S. dollars, and the holder may get back fewer U.S. dollars than it invested.

“Ruling 2008-1 provides taxable investors clarity on the tax treatment of foreign currency exchange traded notes,” said Philippe El-Asmar, Managing Director, Head of Investor Solutions, Americas, at Barclays Capital. “Institutional and individual investors increasingly recognize that currency exposure may constitute a separate asset class to provide portfolio diversification and add potential portfolio returns. The iPath Currency ETNs provide simple, transparent and cost-effective access to three significant exchange rates.”

The iPath Currency ETNs are senior, unsecured, unsubordinated debt securities linked to the performance of an exchange rate and issued by Barclays Bank PLC. As an example, the return on the iPath®

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 10, 2007

Contact: Peter Truell

(212) 412 7576

peter.truell@barclayscapital.com

Kristin Friel

(212) 412 7521

kristin.friel@barclayscapital.com

Christine Hudacko

(415) 597 2687

christine.hudacko@barclaysglobal.com

GBP/USD Exchange Rate ETN (“iPath GBP/USD ETN”) is linked to the performance of the British pound/U.S. dollar exchange rate (the “GBP/USD exchange rate”). The GBP/USD exchange rate is a foreign exchange spot rate that measures the relative values of two currencies, the British pound and the U.S. dollar. When the British pound appreciates relative to the U.S. dollar, the GBP/USD exchange rate (and the value of iPath GBP/USD ETN) increases; when the British pound depreciates relative to the U.S. dollar, the GBP/USD exchange rate (and the value of iPath GBP/USD ETN) decreases.

iPath ETNs (the “Securities”) are designed to provide investors with convenient access to the returns of market benchmarks, less investor fees,. Subject to requirements described in the applicable prospectus, the Securities may be redeemed daily from the Issuer in large, institutional blocks (typically, 50,000 Securities).

Barclays Bank PLC is the issuer; Barclays Capital Inc. is the issuer’s agent; and Barclays Global Investors Services (BGIS), an affiliate, assists in the promotion of iPath ETNs.

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 10, 2007

Contact: Peter Truell

(212) 412 7576

peter.truell@barclayscapital.com

Kristin Friel

(212) 412 7521

kristin.friel@barclayscapital.com

Christine Hudacko

(415) 597 2687

christine.hudacko@barclaysglobal.com

About Barclays

Barclays PLC is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. Barclays is one of the largest financial services companies in the world by market capitalization. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs 123,000 people. Barclays transfers, lends invests and protects money for over 27 million customers and clients worldwide. For further information about Barclays, please visit our website www.barclays.com.

iPath ETNS

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in the index or index components. The investor fee will reduce the amount of investor return at maturity or on redemption, and as a result investor may receive less than the principal amount of investment at maturity or upon redemption of Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities that may be redeemed directly with the issuer, and on the dates on which to redeem them, as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of the Securities. Sales in the secondary market may result in significant losses.

An investment in iPath ETNs linked to the performance of a foreign currency exchange rate is subject to risks associated with fluctuations, particularly a decline, in the price of the applicable single foreign currency relative to the U.S. dollar. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, and global or regional economic, financial, political, regulatory, geographical or judicial events. Currency exchange rates may be extremely volatile, and exposure to a single currency can lead to significant losses.

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 10, 2007

Contact: Peter Truell

(212) 412 7576

peter.truell@barclayscapital.com

Kristin Friel

(212) 412 7521

kristin.friel@barclayscapital.com

Christine Hudacko

(415) 597 2687

christine.hudacko@barclaysglobal.com

© 2007 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

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